As filed with the Securities and Exchange Commission on August 4, 2004
                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       __________________________________
                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       __________________________________

                           STILLWATER MINING COMPANY
             (Exact name of Registrant as Specified in Its Charter)

                 Delaware                              81-0480654
     (State or Other Jurisdiction of                (I.R.S. Employer
      Incorporation or Organization)              Identification Number)
                       __________________________________
                                 P.O. Box 1330
                              536 East Pike Avenue
                            Columbus, Montana 59019
                    (Address of Principal Executive Offices)
                       __________________________________
                           2004 Equity Incentive Plan
                            (Full Title of the Plan)
                       __________________________________
                                 John R. Stark
                                 P.O. Box 1330
                              536 East Pike Avenue
                            Columbus, Montana 59019
                                 (406) 322-8700
                          (Name, Address and Telephone
                          Number, Including Area Code,
                           of Agent For Service)
                                 With copy to:

                            Jeffrey W. Tindell, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                            New York, New York 10036
                                 (212) 735-3000
                       __________________________________
                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                  Proposed Maximum      Proposed        Amount of
       Name of Plan        Title of Securities   Amount to be    Offering Price Per      Maximum      Registration
                             to be Registered     Registered          Security          Aggregate          Fee
                                                                                        Offering
                                                                                        Price (1)
---------------------------------------------------------------------------------------------------------------------
2004 Equity Incentive Plan     Common Stock,        5,250,000           14.30           75,075,000        $9,512
                               par value $0.01
=====================================================================================================================

(1)      Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) under the
         Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices for common stock of Stillwater Mining Company as reported on the New York Stock Exchange on July 29, 2004.

        This Registration Statement is being filed to register 5,250,000 shares of common stock, par value $0.01 per share (the "Common Stock"), pursuant to the 2004 Equity Incentive Plan (the "Plan") of Stillwater Mining Company, a Delaware corporation (the "Company"). The Plan was approved by the Company's Board of Directors on March 10, 2004 and by the Company's stockholders at the Annual Meeting of Stockholders held on April 29, 2004.


                                     Part I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information*


Item 2.           Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in Part I of form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.


                                    Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation Of Documents By Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement.

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

         (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

         (3) The Company's Current Reports on Form 8-K filed with the Commission on February 28, 2004 (as amended on March 15, 2004), April 29, 2004, May 19, 2004, July 13, 2004, July 20, 2004 and August 4, 2004.

         (4) The description of the Company's Common Stock included in the Company's Registration Statement on Form S-1 filed with the Commission on February 2, 1994, as amended, File No. 33-74774.

                All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         John R. Stark, Vice President, Human Resources, General Counsel and Secretary of the Company, has rendered the opinion filed herewith as to the legality of the Common Stock being registered pursuant to this Registration Statement. Mr. Stark is paid a salary and bonus by the Company, is eligible to participate in the Plan and participates in certain other of the Company's employee benefit plans. As of August 2, 2004 Mr. Stark beneficially owned 10,678 shares of Common Stock and options to acquire 50,583 shares of Common Stock.

Item 6.           Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Article 6 of the Company's By-Laws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

         Section 102 of the Delaware General Corporation Law authorizes a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty under certain circumstances. Pursuant to such section, the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Company or its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 7.           Exemption from Registration Claimed

         Not applicable.

         Item 8.           Exhibits.

See Exhibit Index below.


Item 9.           Undertakings

       (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbus, State of Montana, as of this 3rd day of August, 2004.

                           STILLWATER MINING COMPANY


                           By:  /s/ Francis R. McAllister
                                ------------------------------------
                                Francis R. McAllister
                                Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Francis R. McAllister and John
R. Stark and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Name                               Title                    Date
       ----                               -----                    ----

/s/ Francis R. McAllister           Chairman and Chief        August 3, 2004
----------------------
Francis R. McAllister               Executive Officer

/s/ Gregory A. Wing                 Chief Financial Officer   August 3, 2004
----------------------
Gregory A. Wing

/s/ Craig L. Fuller                 Director                  August 3, 2004
----------------------
Craig L. Fuller

/s/ Patrick M. James                Director                  August 3, 2004
----------------------
Patrick M. James

/s/ Steven S. Lucas                 Director                  August 3, 2004
----------------------
Steven S. Lucas

/s/ Joseph P. Mazurek               Director                  August 3, 2004
----------------------
Joseph P. Mazurek

/s/ Sheryl K. Pressler              Director                  August 3, 2004
----------------------
Sheryl K. Pressler

/s/ Donald W. Riegle, Jr.           Director                  August 3, 2004
----------------------
Donald W. Riegle, Jr.

/s/ Todd D. Schafer                 Director                  August 3, 2004
----------------------
Todd D. Schafer

/s/ Jack E. Thompson                Director                  August 3, 2004
----------------------
Jack E. Thompson

EXHIBIT INDEX

Exhibit No.       Exhibit

4.1 Rights Agreement between Stillwater Mining Company and Computershare Trust Company, Inc., dated October 26, 1995 (incorporated by reference to Form 8-A, filed on October 30, 1995).

4.2 Amendment No. 1, dated as of November 20, 2002, to the Rights Agreement between Stillwater Mining Company and Computershare Trust Company, Inc. (incorporated by reference to Form 8-K, filed on November 21, 2002).

5.1 Opinion of John R. Stark, General Counsel of the Company as to the legality of the securities offered hereby.

23.1 Consent of John R. Stark, General Counsel of the Company (included as part of Exhibit 5.1 hereto).

23.2              Consent of KPMG LLP.

24.1              Power of Attorney (included on signature page herein).

Exhibit 5.1



                            [STILLWATER LETTERHEAD]


                                                     August 3, 2004


Stillwater Mining Company
536 East Pike Avenue
P.O. Box 1330 Columbus, Montana 59019


Ladies and Gentlemen:

         I am the General Counsel of Stillwater Mining Company, a Delaware corporation (the "Company"), and am rendering this opinion in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 5,250,000 shares of common stock, par value $0.01 per share (the "Shares"), of the Company authorized for issuance pursuant to the Company's 2004 Equity Incentive Plan (the "Plan").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of:

         (i) the Plan, as approved by the Company's Board of Directors (the "Board") on March 10, 2004 and approved by the Company's stockholders at the Annual Meeting of Stockholders held on April 29, 2004;

         (ii) the Registration Statement, filed by the Company on the date hereof with the Commission, with respect to the Shares available for issuance pursuant to the Plan;

         (iii) the documents filed by the Company pursuant to the Exchange Act of 1934, as amended, and incorporated by reference into the Registration Statement as of the date of the Registration Statement;

         (iv) the Company's Restated Certificate of Incorporation;

         (v) the Company's Second Amended and Restated By-Laws;

         (vi) certain resolutions of the Board dated March 10, 2004;

         (vii) certain resolutions of the Company's stockholders relating to the approval of the Plan adopted at the Annual Meeting of Stockholders held on April 29, 2004; and

         (viii) a specimen certificate evidencing the Shares.

                  I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

                  In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and of others and of public officials.

         I am admitted to the Bar of the State of Colorado and express no opinion regarding the laws of any other jurisdiction, other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent specifically referred to herein.

         Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock authorized for issuance pursuant to the Plan have been duly authorized by requisite corporate action by the Company and, assuming the conformity of the certificates representing the Shares to the form of specimen thereof examined by me and the due execution and delivery of such certificates, the Shares, when issued and granted by the Company in accordance with the provisions of the Plan (including due payment of the purchase price set forth in the Plan), will be validly issued, fully paid and non-assessable.

         This opinion is being furnished to you solely for your benefit in connection with the Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose or by any other person without my express prior written consent.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ John R. Stark
                                            -------------------
                                            John R. Stark, Esq.
                                            General Counsel

Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Stillwater Mining Company:

We consent to incorporation by reference in the registration statement on Form S-8 relating to the Stillwater Mining Company 2004 Equity Incentive Plan of our report dated February 24, 2004 relating to the balance sheets of Stillwater Mining Company and subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Stillwater Mining Company.




/s/ KPMG LLP
------------------
Billings, Montana
August 3, 2004